   As filed with the Securities and Exchange Commission on February 12, 2001

                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              iSTAR FINANCIAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       1114 Avenue of the Americas, 27th Floor
                                              New York, New York 10036
            Maryland                                (212) 930-9400                                 95-6881527
(STATE OR OTHER JURISDICTION OF      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S            IDENTIFICATION NO.)
                                           PRINCIPAL EXECUTIVE OFFICES)

                                  JAY SUGARMAN
                             Chief Executive Officer
                              iStar Financial Inc.
                     1114 Avenue of the Americas, 27th Floor
                            New York, New York 10036
                                 (212) 930-9400
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                 With copies to:
                            Kathleen L. Werner, Esq.
                       Clifford Chance Rogers & Wells LLP
                                 200 Park Avenue
                            New York, New York 10166

                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
  Title of Each Class                                    Proposed Maximum            Proposed Maximum
  of Securities to be                                   Aggregate Price Per         Aggregate Offering      Amount of Registration
      registered          Amount to be registered              Unit                      Price(2)                     Fee
------------------------------------------------------------------------------------------------------------------------------------
     Common Stock,
   Preferred Stock,
  Depositary Shares,
   Debt Securities,
     Warrants and
     Guarantees(1)                   (3)                         (3)                    $500,000,000               $125,000.00
====================================================================================================================================

(1) Includes shares of common stock which may be issued upon conversion of the preferred stock or debt securities, or exercise of the warrants, which are being registered. Also includes guarantees that may be issued with respect to debt securities of a subsidiary. No proceeds will be received for any guarantees.
(2)      Estimated solely for the purpose of calculating the registration fee.
(3)      Not applicable, as provided in General Instruction II.D to Form S-3.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                Subject to completion, dated February 12, 2001

PROSPECTUS

                              iSTAR FINANCIAL INC.
                                  Common Stock
                                 Preferred Stock
                                Depositary Shares
                                 Debt Securities
                                       and
                                    Warrants



         We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities, at an aggregate initial offering price which will not exceed $500,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or directly to purchasers.

         We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

         In each prospectus supplement we will include the following information:

         - The names of the underwriters or agents, if any, through which we will sell the securities.

         - The proposed amounts of securities, if any, which the underwriters will purchase.

         -        The compensation, if any, of those underwriters or agents.

         -        The initial public offering price of the securities.

         - Information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded.

         - Any other material information about the offering and sale of the securities.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               February   , 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE

FORWARD-LOOKING INFORMATION......................................................................................i

THE COMPANY......................................................................................................1

RATIO OF EARNINGS TO FIXED CHARGES...............................................................................1

USE OF PROCEEDS..................................................................................................2

DESCRIPTION OF DEBT SECURITIES...................................................................................2

DESCRIPTION OF WARRANTS..........................................................................................5

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK..................................................................5

DESCRIPTION OF DEPOSITARY SHARES.................................................................................7

LEGAL MATTERS....................................................................................................9

EXPERTS..........................................................................................................9

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................9

INFORMATION WE FILE.............................................................................................10


                           FORWARD-LOOKING INFORMATION

         We make forward-looking statements about our business in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in those forward-looking statements are reasonable, it is possible they will prove not to have been correct. Among the factors which can affect our future performance are:

         - The success or failure of our efforts to implement our current business strategy.

         - Economic conditions generally and in the commercial real estate and finance markets specifically.

         - The performance and financial condition of borrowers and tenants.

         - The actions of our competitors and our ability to respond to those actions.

         - The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

         - Changes in governmental regulations, tax rates and similar matters.

         - Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

         - Other factors which may be discussed in a prospectus supplement.

                                   THE COMPANY

         We are the leading publicly traded finance company focused on the commercial real estate industry. We provide structured financing to private and corporate owners of real estate nationwide, including senior and mortgage debt, corporate and mezzanine lending, and corporate net lease financing. Our mission is to deliver superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

         We began our business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to our predecessor, Starwood Financial Trust, in exchange for a controlling interest in that company. Since that time, we have grown by originating new lending and leasing transactions, as well as through corporate acquisitions.

         Specifically, in September 1998, we acquired the loan origination and servicing business of a major insurance company, and in December 1998, we acquired the mortgage and mezzanine loan portfolio of our largest private competitor. Additionally, in November 1999, we acquired TriNet Corporate Realty Trust, Inc., the largest publicly traded company specializing in the net leasing of corporate office and industrial facilities. The TriNet transaction was structured as a stock-for-stock merger of TriNet with one of our subsidiaries.

         Concurrent with the TriNet transaction, we also acquired our external advisor in exchange for shares of common stock and converted our organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, we replaced our dual class common share structure with a single class of common stock Our common stock began trading on the New York Stock Exchange on November 4, 1999 under the trading symbol "SFI." Prior to this date, our common shares were traded on the American Stock Exchange.


                       RATIO OF EARNINGS TO FIXED CHARGES

                              NINE MONTHS ENDED
                                 SEPTEMBER 30,                            YEARS ENDED DECEMBER 31,
                             ----------------------  ---------------------------------------------------------------
                               2000         1999         1999          1998         1997         1996        1995
                             ----------  ----------  ------------  ------------  -----------  ----------  ----------
Ratio of earnings
to fixed charges(1).....       1.9x         1.9x        1.1x(2)        2.3x         NA(3)        NA(3)       NA(3)

-------------------
(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and cumulative effect of changes in accounting principles plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount), preferred stock dividends and the implied interest component of our rent obligations in the years presented.

(2) Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the external advisor to our company. Excluding the effect of this non-recurring, non-cash charge, our ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 2.0x.

(3) Prior to March 1998, we conducted our structured finance operations through two private investment partnerships, which contributed substantially all of their structured finance assets to our company's predecessor in a series of transactions in March 1998. Prior to that time, our company's predecessor had no significant resources or operations. Such information is presented in Exhibit 12 to this Registration Statement. Such periods include Fiscal 1996 and 1995, which reflected losses as a result of the sale and liquidation of the previous business. Therefore, we do not believe that information for the 1995 through 1997 periods is indicative of our current business.

                                 USE OF PROCEEDS

         Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use to repay indebtedness, for new investments, or for other general corporate purposes.


                         DESCRIPTION OF DEBT SECURITIES

         We will issue the debt securities under an indenture dated as of February 5, 2001 with State Street Bank and Trust Company, N.A., as trustee, which we may supplement from time to time. The following paragraphs describe the provisions of the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part and you may inspect it at the office of the trustee.


GENERAL

         The debt securities will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. The indenture does not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

         - The title of the debt securities and whether the debt securities are senior or subordinated debt securities.

         - Any limit upon the aggregate principal amount of a series of debt securities which we may issue.

         - The date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable.

         - The rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date.

         - The currency or currencies in which principal, premium, if any, and interest, if any, will be paid.

         - The place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange.

         - Any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities.

         - The right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution of the conversion rights.

         - Any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities.

         - Any index or formula used to determine the required payments of principal, premium, if any, or interest, if any.

         - The percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default.

         - Any special or modified events of default or covenants with respect to the debt securities.

         -        Any other material terms of the debt securities.

         The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities may contain provisions of that type.

         We may issue debt securities at a discount from their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

         If the principal of, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.


FORM OF DEBT SECURITIES

         We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

         We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.


EVENTS OF DEFAULT AND REMEDIES

         An event of default with respect to each series of debt securities will include:

         - Our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period.

         - Our default for 30 days or a period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series.

         - Our default for 60 days after notice in the observance or performance of any other covenants in the indenture.

         - Certain events involving our bankruptcy, insolvency or reorganization.

         Supplemental indentures relating to particular series of debt securities may include other events of default.

         The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

         The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the applicable series of debt securities.

         The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

         A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.


MODIFICATION OF THE INDENTURE

         We and the trustee may:

         - Without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities.

         - With the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally.

         - With the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

         However, we may not:

         - Extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities, without the consent of each holder of debt securities who will be affected.

         - Reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.


MERGERS AND OTHER TRANSACTIONS

         We may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless: (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture; and
(2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

GOVERNING LAW

         The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York.


                             DESCRIPTION OF WARRANTS

         Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

         - The securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities).

         - The exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration).

         -        The period during which the warrants may be exercised.

         - Any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise.

         - The place or places where warrants can be presented for exercise or for registration of transfer or exchange.

         -        Any other material terms of the warrants.

                 DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

         Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, and 30,000,000 shares of preferred stock, $0.001 par value, of which 4,400,000 shares are designated 9.500% Series A Cumulative Redeemable Preferred Stock, $0.001 par value, 2,300,000 shares are designated 9.375% Series B Cumulative Redeemable Preferred Stock, $0.001 par value, 1,495,000 shares are designated 9.200% Series C Cumulative Redeemable Preferred Stock, $0.001 par value, and 4,600,000 shares are designated 8.000% Series D Cumulative Redeemable Preferred Stock, $0.001 par value. At December 31, 2000, 85,726,561 shares of common stock, 4,400,000 shares of Series A preferred stock, 2,000,000 shares of Series B preferred stock, 1,300,000 shares of Series C preferred stock, and 4,000,000 shares of Series D preferred stock were outstanding.


COMMON STOCK

         Holders of common stock will be entitled to receive distributions on common stock if, as and when the Board of Directors authorizes and declares distributions. However, rights to distributions may be subordinated to the rights of holders of preferred stock, when preferred stock is issued and outstanding. In the event of our liquidation, dissolution or winding up, each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

         Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of the Series B preferred stock, Series C preferred stock, and Series D preferred stock are entitled to
0.25 of a vote for each share on all matters submitted to a stockholder vote.

They will vote with the common stock as a single class. There is no cumulative voting in the election of directors.

         Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities. All shares of common stock have equal dividend, distribution, liquidation and other rights.

         We may be dissolved if the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

         Our charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock. The Board of Directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.

         Our charter also provides that, to the extent permitted by the General Corporate Law of Maryland, the Board of Directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

         We believe that these powers of the Board of Directors provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.


RESTRICTIONS ON OWNERSHIP AND TRANSFER

         To maintain our REIT qualification under the Internal Revenue Code, no group of five or fewer individuals can own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. To help insure that we meet these tests, our charter provides that no person other than persons who were our shareholders as of November 3, 1999 or persons exempted by our Board of Directors may beneficially or constructively own more than 9.8% of the number or value of the outstanding shares of any class or series of our capital stock.

         Each person who is a beneficial or constructive owner of shares of stock and each person, including the stockholder of record, who is holding shares of stock for a beneficial or constructive owner must provide us in writing any information with respect to direct, indirect and constructive ownership of shares of stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         These restrictions on ownership and transfer will not apply to our stock if the Board of Directors determines that it is no longer in our best interests to qualify as a REIT.

         These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for shares of our stock or otherwise be in the best interest of our stockholders.

PREFERRED STOCK

         We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

         -        The title of the series.

         - Any limit upon the number of shares of the series which may be issued.

         - The preference, if any, to which holders of the series will be entitled upon our liquidation.

         - The date or dates on which we will be required or permitted to redeem shares of the series.

         - The terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed.

         -        The voting rights of the holders of the preferred stock.

         - The dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative).

         - The right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights.

         - Any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series.

         -        Any other material terms of the series.

         Holders of shares of preferred stock will not have preemptive rights.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock and preferred stock is Equiserve Trust Company, N.A.


                        DESCRIPTION OF DEPOSITARY SHARES

         We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

         While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

         DIVIDENDS AND OTHER DISTRIBUTIONS. Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

         WITHDRAWAL OF PREFERRED STOCK. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

         REDEMPTION OF DEPOSITARY SHARES. Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary's receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

         VOTING. Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

         LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

         CONVERSION. If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

         AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT. We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

         - All outstanding depositary shares to which it relates have been redeemed or converted.

         - The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

         MISCELLANEOUS. There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.


                                  LEGAL MATTERS

         Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, will pass upon the validity of the securities we are offering by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File Number 1-10150:

         (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (2) our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, June 30, 2000 and September 30, 2000; and

         (3) the descriptions of our common stock and preferred stock contained in our registration statement on Form 8-A filed on October 5, 1999, as those descriptions have been altered by amendments or reports filed for the purpose of updating those descriptions.

         Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

         We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036, attention: Lianne Merchant, Vice President -- Investor Relations (Telephone: (212) 930-9400).

                               INFORMATION WE FILE

         We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration fee - Securities and Exchange Commission.....................................             $125,000
Accounting fees and expenses..............................................................               10,000(1)
Legal fees and expenses...................................................................               15,000(1)
Trustees' fees and expenses...............................................................               10,000(1)
Miscellaneous.............................................................................                3,000
                                                                                                    -----------
Total.....................................................................................             $163,000
                                                                                                    ===========

---------------------
(1) Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the General Corporation Law of the State of Maryland, our Amended and Restated Charter provides that an officer, director, employee or agent of our company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that in any action or suit by or in the right of our company that person shall be indemnified only for the expenses actually and reasonably incurred by him and, if that person shall have been adjudged to be liable for negligence or misconduct, he shall not be indemnified unless and only to the extent that a court of appropriate jurisdiction shall determine that such indemnification is fair and reasonable.


ITEM 16.  EXHIBITS.

         4. Form of Indenture, dated as of February 5, 2001 between the Company and State Street Bank and Trust Company, N.A.

         5.       Opinion of Counsel

         12. Statements of computation of ratios of earnings to fixed charges

         23.      Consents

                  (1) Clifford Chance Rogers & Wells LLP (counsel) - included in Exhibit 5

                  (2)      PricewaterhouseCoopers LLP (accountants)

         25. Statement of Eligibility and Qualification on Form T-1 of Trustee under the Indenture


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

                  (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by iStar Financial pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of iStar Financial's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (5) That, (a) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (b) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of iStar Financial pursuant to the foregoing provisions, or otherwise, iStar Financial has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by iStar Financial of expenses incurred or paid by a director, officer or controlling person of iStar Financial in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iStar Financial will, unless in the opinion of counsel for iStar Financial the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New York and State of New York on February 12, 2001.

                                         iSTAR FINANCIAL INC.



                                         By:  /S/ JAY SUGARMAN
                                              ----------------------------------
                                              Name:   Jay Sugarman
                                              Title:  Chairman, Chief Executive
                                                       Officer and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay Sugarman and Spencer B. Haber his or her true and lawful attorney-in-fact and agent, with full powers of substitution to sign for him and her and in his or her name any or all amendments (including post-effective amendments) to the registration statement to which this power of attorney is attached and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.

         Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


               SIGNATURE                                      TITLE(S)                                 DATE
/s/ JAY SUGARMAN                         Chairman of the Board of Directors,
---------------------------              Chief Executive Officer and President                February 8, 2001
Jay Sugarman                             (Principal Executive Officer)

/s/ SPENCER B. HABER                     Executive Vice President - Finance,
------------------------------------     Chief Financial Officer, Secretary                   February 8, 2001
Spencer B. Haber                         and Director
                                         (Principal Financial and Accounting Officer)

/s/ WILLIS ANDERSEN JR.
-----------------------------------      Director                                             February 8, 2001
Willis Andersen Jr.

/s/ JEFFREY G. DISHNER
------------------------------------     Director                                             February 8, 2001
Jeffrey G. Dishner

/s/ JONATHAN D. EILIAN
------------------------------------     Director                                             February 8, 2001
Jonathan D. Eilian

/s/ MADISON F. GROSE
------------------------------------     Director                                             February 8, 2001
Madison F. Grose

               SIGNATURE                                      TITLE(S)                                 DATE
/s/ ROBERT W. HOLMAN, JR.
------------------------------------     Director                                             February 8, 2001
Robert W. Holman, Jr.

/s/ ROBIN JOSEPHS
------------------------------------     Director                                             February 8, 2001
Robin Josephs

/s/ MERRICK R. KLEEMAN
------------------------------------     Director                                             February 8, 2001
Merrick R. Kleeman

/s/ H. CABOT LODGE
-------------------------------------    Director                                             February 8, 2001
H. Cabot Lodge

/s/ WILLIAM M. MATTHES
-------------------------------------    Director                                             February 8, 2001
William M. Matthes

/s/ JOHN G. McDONALD
------------------------------------     Director                                             February 8, 2001
John G. McDonald

/s/ MICHAEL G. MEDZIGIAN
------------------------------------     Director                                             February 8, 2001
Michael G. Medzigian

/s/ STEPHEN B. ORESMAN
------------------------------------     Director                                             February 8, 2001
Stephen B. Oresman

/s/ GEORGE R. PUSKAR
------------------------------------     Director                                             February 8, 2001
George R. Puskar

/s/ BARRY S. STERNLICHT
------------------------------------     Director                                             February 8, 2001
Barry S. Sternlicht

/s/ KNEELAND C. YOUNGBLOOD
------------------------------------     Director                                             February 8, 2001
Kneeland C. Youngblood


                                  EXHIBIT INDEX

 EXHIBIT NUMBER   EXHIBIT                                                                               PAGE
 --------------   -------
    4.            Form of Indenture

    5.            Opinion of Counsel

    12.           Statements of computation of ratios of earnings to fixed charges

    23.           Consents
                  (i)   Clifford Chance Rogers & Wells LLP (counsel) - included in Exhibit 5
                  (ii)  PricewaterhouseCoopers LLP (accountants)

    25.           Statement of  Eligibility  and  Qualification  on Form T-1 of Trustee under the Indenture
